EXHIBIT 99.1

FOR IMMEDIATE RELEASE

SBS Technologies Reports Results of Second Quarter
Ended December 31, 2003

Albuquerque, NM (January 20, 2004) — SBS Technologies® (Nasdaq: SBSE), a leading designer and manufacturer of embedded computer solutions for the commercial, government and communications infrastructure markets, today announced the results of its second quarter ended December 31, 2003. Highlights include:

•	Sales were $32.5 million, exceeding company guidance.

•	Net income was $1.5 million, EPS was $0.10.

•	Cash increased to $42.4 million, and SBS remains debt free.

•	Gross profit as a percentage of sales was 49.3%.

•	Backlog increased for the fourth consecutive quarter to $45.5 million.

•	Book-to-bill ratio was 1.17 to 1.

•	Six design wins were reported.

“We are pleased with our results for this quarter. I am particularly proud of our employees’ continued efforts to focus on growing our business by serving our customers, delivering excellent products and increasing our bookings during this holiday-filled quarter,” said Clarence W. Peckham, CEO of SBS Technologies. “Early in the quarter, we shipped the $2 million shortfall that occurred at the end of the previous quarter due to the production issues associated with certain advanced technology systems. We continue to invest in product development and focus our business development efforts on identifying new opportunities. Our strategy remains to increase our intellectual property while providing a comprehensive portfolio of products and services to our customer base,” continued Peckham.

SALES

Sales for the second quarter were $32.5 million, an increase of 11.1% compared to the $29.3 million in sales for last year’s second quarter. On a sequential basis, total Company sales increased 22.3%, compared to the $26.6 million in sales for the quarter ended September 30, 2003. Sales for the six months ended December 31, 2003 were $59.1 million, a 3.5% increase from the $57.1 million for the same period of the prior fiscal year.

SALES BY SEGMENT

	Quarter ended December 31,

		% of		% of
Dollars in millions	2003	total	2002	total

Americas Group	$23.4	72%	$24.3	83%
Europe Group	9.1	28%	5.0	17%

Total	$32.5	100%	$29.3	100%

	Six months ended December 31,

		% of		% of
	2003	total	2002	total

Americas Group	$43.7	74%	$49.1	86%
Europe Group	15.4	26%	8.0	14%

Total	$59.1	100%	$57.1	100%

By segment, sales for the second quarter by the Americas Group were $23.4 million, a decrease of 3.3%, although sales by the Europe Group were $9.1 million, an increase of 80.6%, 18.9% of which is the result of changes in currency exchange rates, both compared to the second quarter of the previous fiscal year. On a sequential basis, sales by the Americas Group increased 15.6% and sales by the Europe Group increased 43.9%, both compared to the quarter ended September 30, 2003. Sales for the six months ended December 31, 2003 by the Americas Group were $43.7 million, a decrease of 10.9%, and sales by the Europe Group were $15.4 million, an increase of 91.3%, 17.0% of which is the result of changes in currency exchange rates, both compared to the six month period ended December 31, 2002. The Europe Group’s second quarter and six months sales for fiscal year 2004 include an increase of approximately $800,000 and $2.1 million, respectively, previously included in the Americas Group due to the transfer during the quarter ended September 30, 2003, of sales and support for SBS’ European customers to SBS’ German operation.

SALES BY END MARKET

	Quarter ended December 31,

		% of		% of
Dollars in millions	2003	total	2002	total

Government	$16.7	51%	$16.2	55%
Commercial	8.9	28%	9.6	33%
Communications	6.9	21%	3.5	12%

Total	$32.5	100%	$29.3	100%

	Six months ended December 31,

		% of		% of
	2003	total	2002	total

Government	$29.9	50%	$28.8	50%
Commercial	17.5	30%	20.7	36%
Communications	11.7	20%	7.6	14%

Total	$59.1	100%	$57.1	100%

By end market, for the quarter ended December 31, 2003, sales to government customers were $16.7 million, an increase of 3.3%, sales to commercial customers were $8.9 million, a decrease of 7.5%, and sales to communications customers were $6.9 million, an increase of 98.1%, all compared to the second quarter of last year. By end market, for the six months ended December 31, 2003, sales to government customers were $29.9 million, an increase of 3.6%, sales to commercial customers were $17.5 million, a decrease of 15.2%, and sales to communications customers were $11.7 million, an increase of 54.0%, all compared to the same period of the prior fiscal year. To align with current management responsibility, sales to a majority of SBS’ enterprise customers are reflected as commercial sales.

NET INCOME

Net income for the quarter ended December 31, 2003 was $1.5 million, compared to $866,000 for the same period of the prior fiscal year. Net income for the six months ended December 31, 2003 was $342,000. For the six months ended December 31, 2002, income before the cumulative effect of the change in accounting for goodwill was $683,000 and net loss was ($5.4) million including the cumulative effect of this change. Net income per common share — assuming dilution, for the quarter ended December 31, 2003 was $0.10, as compared to $0.06 reported for the second quarter of the prior fiscal year. Net income per common share — assuming dilution, for the six-months ended December 31, 2003 was $0.02. For the six months ended December 31, 2002, income per common share — assuming dilution was $0.05, before the cumulative effect of the change in accounting for goodwill, and net loss per common share — assuming dilution was ($0.36) including the cumulative effect of this change. Restructuring costs associated with the closure of the Carlsbad, California facility negatively impacted net income per common share — assuming dilution by approximately ($0.01) and ($0.10) on an after tax basis for the three and six-months ended December 31, 2003, respectively.

The financial results for the six-months ended December 31, 2002 include a transitional impairment charge of $6.1 million, net of tax, or ($0.41) per common share — assuming dilution, for the cumulative effect of the change in accounting for goodwill, resulting from SBS’ adoption of SFAS 142 effective July 1, 2002.

CASH BALANCE

The total cash balance at the end of the second quarter was $42.4 million compared to $40.9 million at the end of the quarter ended September 30, 2003, and SBS remains debt free.

GROSS PROFIT

Gross profit for the quarter as a percentage of sales was 49.3%, compared to 51.6% of sales for the second quarter of last year, and 48.7% for the preceding quarter. The increase for this quarter in gross profit as a percentage of sales compared to the preceding quarter is primarily due to the change in sales mix as a result of a higher proportion of sales to SBS’ government customers which traditionally represent higher margin sales.

BACKLOG

Total Company backlog as of December 31, 2003 was approximately $45.5 million, compared to $38.9 million as of September 30, 2003. This represents the fourth consecutive quarter of increased backlog. The total Company book-to-bill ratio for the quarter was 1.17 to 1.

DESIGN WINS / NEW PRODUCTS

During the second quarter, SBS reported six design wins. Each reported design win represents an initial purchase order of a minimum of $100,000 and is forecasted to produce a minimum of $500,000 in sales annually when in production. By end market, the design wins include four in the government market, one in the commercial market, and one in the communications market. In addition, SBS released nine new products during the quarter. One was a system-level solution, and eight were new board products, including three that were added to the growing InfiniBand™ product line. One of these InfiniBand products is the first InfiniBand Host Channel Adapter to be provided on a PCI mezzanine card (PMC), bringing the advantages of high-speed InfiniBand technology to the world of embedded computing.

BUSINESS OUTLOOK

The following statements are based on current expectations and speak only as of the date of this release, January 20, 2004. These statements are forward-looking, and actual results may differ materially.

“We started to see an increase in bookings during the first quarter of this fiscal year which has continued through the December quarter. Our six month book-to-bill ratio was 1.15 to 1. We believe this is a clear indicator that conditions within our markets continue to improve. Our quoting activity is increasing and our customers are beginning to be more optimistic with many raising their forecasts,” said Peckham.

“We are encouraged by the business activity we see within our market sectors. In the government market, the demand for new systems and upgrades to existing systems continues to improve. Servicing this increased demand is a focal point of our growth strategy,” added Peckham. “Our customers that address the wireless equipment and network monitoring portion of the communications market, and our semiconductor manufacturing equipment customers in the commercial market, are increasing their forecasts and orders for our products.”

“Although the number of design wins for the December 2003 quarter was lower than previous quarters’ new design wins, opportunities continue to increase along with production orders, which we believe will favorably impact our bookings during the rest of fiscal year 2004. In line with our strong bookings for the December quarter and year-to-date, we expect sales for the quarter ending March 31, 2004 to be between $33 million and $34 million. We believe we have positioned SBS correctly for our markets. We are implementing our strategy, focusing on revenue and earnings growth, and controlling costs.” said Peckham.

CONFERENCE CALL INFORMATION

SBS will host a conference call to discuss further the results of the quarter at 4:45 p.m. Eastern Time, Tuesday, January 20, 2004. To access the call, dial toll-free (800) 988-9518, or international dial (610) 794-9308. The passcode for the conference call is “SBS.” The call will also be webcast live, and later archived for a limited time in the Investor Relations section of the SBS web site at http://www.sbs.com. An audio replay of the call may be accessed approximately one hour following the conclusion of the call by dialing (800) 568-4188 or international (402) 998-0142. There is no passcode for the audio replay.

The replay will be available through January 31, 2004.

ABOUT SBS TECHNOLOGIES

SBS Technologies, Inc., (Nasdaq: SBSE) founded in 1986, designs and builds a wide range of standard and customized embedded computer products. Our products include processor boards, input/output modules, networking devices, and complete computer systems. Our products are used in many industries, including telecommunications, medical electronics, industrial automation and defense. Headquartered in Albuquerque, New Mexico, SBS maintains eight primary operating locations, has regional sales offices throughout the United States and has international sales offices in five countries. More information on SBS is available at www.sbs.com.

This release contains forward-looking statements regarding future events and the future financial performance of SBS, including future sales, market conditions, customer demand, bookings and earnings, and the continued development of SBS’ competitive position, that are subject to a number of risks and other factors which could cause the actual results to differ materially from those projected or implied in the forward-looking statements. Among these factors are: business and economic conditions generally affecting SBS’ customers and their end customers, including but not limited to the changes in size and program priorities of military procurement budgets; a high degree of uncertainty and rapid change in the markets addressed by SBS’ products; customer demand for and acceptance of SBS’ products which may affect both sales and margins; SBS’ ability to design, test and introduce new products on a timely basis; SBS’ technology capabilities; and the other risk factors listed from time to time in SBS’ Securities and Exchange Commission reports, including those listed under “Risk Factors” in SBS’ Annual Report on Form 10-K for the year ended June 30, 2003 filed with the SEC.

Tables to Follow

SBS Technologies, Inc. and Subsidiaries
Consolidated Statements of Operations
Thousands (except per share amounts)
(Unaudited)

	Six months ended		Three months ended
	December 31,		December 31,

	2003	2002	2003	2002

Sales	$59,080	57,093	32,503	29,260
Cost of sales	30,113	28,534	16,469	14,155

Gross profit	28,967	28,559	16,034	15,105

Selling, general and administrative expense	15,616	16,766	7,998	8,532
Research and development expense	9,558	9,421	4,747	4,735
Employee severance and consolidation costs	2,330	598	276	234
Amortization of intangible assets	1,101	1,036	553	452

Operating income	362	738	2,460	1,152

Interest and other income, net	446	225	104	100
Foreign exchange losses	(282)	(27)	(207)	(5)

	164	198	(103)	95

Income before income taxes and cumulative effect of change in accounting principle	526	936	2,357	1,247
Income tax expense	184	253	825	381

Income before cumulative effect of change in accounting principle	342	683	1,532	866
Cumulative effect of change in accounting principle (net of income taxes of $3,412)	—	(6,058)	—	—

Net income (loss)	$342	(5,375)	1,532	866

Earnings per share data:
Net income (loss) per share:
Income before cumulative effect	$0.02	0.05	0.10	0.06
Cumulative effect of change in accounting principle	—	(0.41)	—	—

Net income (loss)	$0.02	(0.36)	0.10	0.06

Net income (loss) per share — assuming dilution:
Income before cumulative effect	$0.02	0.05	0.10	0.06
Cumulative effect of change in accounting principle	—	(0.41)	—	—

Net income (loss)	$0.02	(0.36)	0.10	0.06

SBS Technologies, Inc. and Subsidiaries
Consolidated Balance Sheets
Thousands (except share amounts)
(Unaudited)

	December 31,	June 30,
	2003	2003

Assets
Current assets:
Cash and cash equivalents	$42,397	37,130
Receivables, net	21,043	23,164
Inventories	21,602	16,816
Income tax receivable	3,568	4,830
Deferred income taxes	1,144	1,629
Prepaid expenses	1,026	1,661
Other current assets	466	431

Total current assets	91,246	85,661

Property and equipment, net	8,151	8,462
Goodwill, net	17,461	16,124
Intangible assets, net	5,882	6,906
Deferred income taxes	11,165	11,086
Other assets	270	371

Total assets	$134,175	128,610

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$4,630	3,990
Accrued representative commissions	871	688
Accrued compensation	4,047	4,595
Accrued severance and consolidation costs	1,193	224
Other current liabilities	2,424	2,977

Total current liabilities	13,165	12,474
Other long-term liabilities	21	29

Total liabilities	13,186	12,503

Stockholders’ equity:
Common stock, no par value; 200,000,000 shares authorized; 15,126,672 issued and outstanding at December 31, 2003, 14,989,248 issued and outstanding at June 30, 2003	91,342	89,916
Unearned compensation	(117)	(37)
Accumulated other comprehensive income	3,451	257
Retained earnings	26,313	25,971

Total stockholders’ equity	120,989	116,107

Total liabilities and stockholders’ equity	$134,175	128,610

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Contact:	Jennifer D. Wade Investor Relations Tel. (505) 875-0600 Fax. (505) 875-0404 email: jwade@sbs.com